UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

June 23, 2005

Somerset International Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10854 (Commission File Number)	12-2795675 (IRS Employer ID No.)

90 Washington Valley Road, Bedminster, New Jersey 07921

(Address of Principal Executive Offices)(Zip Code)

(908) 719-8909

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

7.01.	Regulation FD Disclosure

The Company has entered into a letter of intent to acquire 100% of the stock of a New England based Systems Integrator & Value Added Reseller that serves the information life cycle technology market (the flow of information within a corporation from inception to archive) which concentrates its sales efforts on large and medium size corporate and institutional end-users with complex business and technology needs as well as Information Technology (“IT”) resellers throughout North America. Unaudited revenues for the entity for the calendar years ended 2003 and 2004 were approximately $15,200,000, and $18,200,000 respectively. The purchase price is seven million five hundred thousand dollars ($7,500,000) to be paid through a combination of cash and convertible preferred stock. For the purchase price, the seller will deliver, at closing and subject to purchase price adjustments, one million two hundred fifty thousand dollars ($1,250,000) of twelve months trailing earnings before interest, taxes, depreciation, and amortization, as well as net current assets(defined as current assets minus total liabilities) of two million five hundred thousand dollars ($2,500,000) The closing is subject to customary due diligence, approval by both parties of a Definitive Agreement as well as receipt of audited financial statements and financing. No assurance can be given that this acquisition will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Somerset International Group, Inc.

By:    /s/    John X. Adiletta

John X. Adiletta

President

Date:	June 23, 2005